Exhibit 99

4832 Grand Avenue
Duluth, MN 55807 USA
Phone: (218) 628-2217
Fax: (218 628-3245
Email: info@ikonics.com
Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	July 29, 2010
(218) 628-2217
IKONICS REPORTS STRONG SECOND QUARTER AND SIX MONTHS RESULTS
DULUTH, MN — IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, announced today that second quarter 2010 sales increased by 12% over the second quarter of 2009 and that earnings increased by 134% to $0.17 per share. For the six months ended June 30, 2010, sales were up 8% and net income increased by 146% to $0.25 per share. The company’s cash and short term investment balance increased to $2,678,000.
Bill Ulland, IKONICS CEO, said, “I’m pleased to report a continuation of our strong recovery from last year’s recession. All segments of the company contributed to these improved quarterly results, with the export business and our new business initiatives being particularly key to the improved financial results.
“I am optimistic that our new business initiatives will continue to generate sales increases for some time. As demonstrated by the second quarter results, our cost structure allows sales increases to have a very positive impact on profits.”
This press release contains forward-looking statements regarding sales, gross profits, net earnings, and new products and businesses that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, the ability to control costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.
ISO 9001 Certified
NASDAQ Listed: IKNX

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended June 30, 2010 and 2009

	Three Months Ended		Six Months Ended
	06/30/10	06/30/09	06/30/10	06/30/09
Net sales	$4,248,055	$3,786,501	$7,932,632	$7,349,713

Cost of goods sold	2,418,296	2,329,999	4,619,078	4,487,897

Gross profit	1,829,759	1,456,502	3,313,554	2,861,816

Operating expenses	1,326,973	1,251,832	2,688,066	2,640,696

Income from operations	502,786	204,670	625,488	221,120

Gain on sale of investment	—	9,631	—	29,762

Interest income	3,886	2,050	7,405	2,120

Income before income taxes	506,672	216,351	632,893	253,002

Income tax expense	163,400	69,603	141,280	53,119

Net income	$343,272	$146,748	$491,613	$199,883

Earnings per common share-diluted	$0.17	$0.07	$0.25	$0.10

Average shares outstanding-diluted	1,974,158	1,973,514	1,970,587	1,981,677
Condensed Balance Sheets
As of June 30, 2010 and December 31, 2009

	6/30/10	12/31/09
	(unaudited)
Assets
Current assets	$7,140,776	$6,417,488
Property, plant and equipment, net	5,144,978	5,234,244
Intangible assets, net	310,656	345,540

	$12,596,410	$11,997,272

Liabilities and Stockholders’ Equity
Current liabilities	$867,676	$809,186
Deferred income taxes	162,000	162,000
Long term debt	—	—
Stockholders’ equity	11,566,734	11,026,086

	$12,596,410	$11,997,272

CONDENSED STATEMENTS OF CASH FLOW
For the Six Months Ended June 30, 2010 and 2009

	6/30/10	6/30/09
Net cash provided by operating activities	$662,122	$733,433

Net cash used in investing activities	(932,518)	(629,304)

Net cash provided by (used in) financing activities	33,990	(123,844)

Net decrease in cash	(236,406)	(19,715)

Cash at beginning of period	1,304,586	901,738

Cash at end of period	$1,068,180	$882,023